Designated Filer:	WPM, L.P.
Issuer & Ticker Symbol:	Fidelity National Information Services, Inc. (FIS)
Date of Event Requiring Statement:  December 19, 2012

Explanation of Responses

(1)
This Form 4 is being filed on behalf of WPM, L.P., a Delaware limited partnership (“WPM”), WPM GP, LLC, a Delaware limited liability company (“WPM GP”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), Warburg Pincus & Co., a New York general partnership (“WP”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Warburg Pincus Reporting Persons”).  WPM GP, the sole general partner of WPM, is a wholly-owned subsidiary of its sole member WP IX. WP IX LLC is the sole general partner of WP IX. WP Partners is the sole member of WP IX LLC. WP is the managing member of WP Partners. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the other Warburg Pincus Reporting Persons. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of common stock (the “Common Stock”) of Fidelity National Information Services, Inc. (“FIS”) except to the extent of any indirect pecuniary interest therein.

By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC and Messrs. Kaye and Landy may be deemed to be beneficial owners of the Common Stock of FIS held by WPM.  Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WPM, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the Common Stock or any other securities of FIS reported in this Form 4.

(2)
On December 19, 2012, WPM, L.P. (“WPM”) disposed of 5,709,929 shares of Common Stock pursuant to that certain Share Repurchase Agreement, dated as of December 12, 2012, by and between FIS and WPM (the “December 2012 Share Repurchase Agreement”) pursuant to which WPM agreed to sell 5,709,929 shares of Common Stock to FIS at a price of $35.0267 per share of Common Stock, for an aggregate cash purchase price of $199,999,970.10.  The December 2012 Share Repurchase Agreement was included as Exhibit 99.4 to the Schedule 13D/A, filed by the Warburg Pincus Reporting Persons on December 13, 2012 with the U.S. Securities and Exchange Commission.